                                                                  Draft No. 1
                                                                      4/16/96


                   STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1996-2



                              TERMS AGREEMENT
                              ---------------



                                                          Dated: May 21, 1996





To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 1996 (the "Trust Agreement").

Re:  Underwriting  Agreement Standard  Terms dated  as of  May 21,  1996 (the
     "Standard   Terms,"  and  together   with  this  Terms   Agreement,  the
     "Agreement").

Series Designation:  Series 1996-2.
- ------------------

Terms of the Series 1996-2 Certificates:  Structured Asset Securities
- ---------------------------------------
Corporation, Series 1996-2 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7, Class AP, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, all of the beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of fixed rate, fully amortizing, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Certificates consist of fifteen classes: Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7, Class AP, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R. Only the Class A1, Class A2, Class A3, Class A4, Class A5, Class A6, Class A7, Class AP, Class B1, Class B2, Class B3 and Class R Certificates (collectively, the "Offered Certificates") are being sold pursuant to the terms hereof.


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



Registration Statement:  File Number 33-99598.
- ----------------------


Certificate Ratings:  It is a condition of Closing that at the Closing Date
- -------------------
the Class A1, Class A2, Class A3, Class A4, Class A5, Class A7 and Class R Certificates be rated "AAA" by each of Standard & Poor's Rating Services ("S&P") and Fitch Investors Service, L.P. ("Fitch"); that the Class A6 and Class AP Certificates be rated "AAAr" by S&P and "AAA" by Fitch; that the Class B1 Certificates be rated "AA" by S&P; that the Class B2 Certificates be rated "A" by S&P; and that the Class B3 Certificates be rated "BBB" by S&P.



Terms of Sale of Offered Certificates:  The Depositor agrees to sell to
- -------------------------------------
Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.


Cut-off Date:  May 1, 1996
- ------------


Closing Date:  10:00 A.M., New York time, on or about May 29, 1996.  On the
- ------------
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

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

                                   LEHMAN BROTHERS INC.


                                   By:  /s/ Michael J. O'Hanlon
                                        ----------------------------
                                        Name:  Michael J. O'Hanlon
                                        Title: Managing Director


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:  /s/ Prue Larocca
     -------------------------
     Name:  Prue Larocca
     Title: Vice President

                                  Schedule 1
                                 ----------



                 Initial
               Certificate      Certificate        Purchase
                Principal         Interest           Price
Class           Amount(1)           Rate          Percentage
- -----          -----------      -----------       ----------

Class A1       $36,995,000         7.000%         100.591%
Class A2        33,539,000         7.000           99.041
Class A3        65,263,000         7.000           97.744
Class A4        13,901,000         7.000           83.345
Class A5        13,852,000         7.500          100.000
Class A6         1,148,000         (2)             77.500
Class A7        20,000,000         7.000           94.250
Class AP         1,974,717         (2)             53.000
Class B1        5,520,000          7.000           93.141
Class B2        2,509,000          7.000           91.219
Class B3        1,505,000          7.000           88.329
Class R               100          7.000          100.000


________________________________
(1)  Approximate.
(2)  The  Class  A6   and  Class  AP  Certificates   will  be  principal-only
     Certificates and will not bear interest.


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